Exhibit 23.02

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 23, 2004 relating to the consolidated financial statements of Shopping.com Ltd., which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

San Jose, California

March 23, 2004